Exhibit 10.17

EXECUTION

TRANSACTION FEE AND ADVISORY SERVICES AGREEMENT

This TRANSACTION FEE AND ADVISORY SERVICES AGREEMENT is dated as of May 7, 2010 (this “Agreement”) and is by and among C.P. Atlas Holdings, Inc., a Delaware corporation (“Holdings”), C.P. Atlas Intermediate Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of Holdings (“Intermediate Holdings”), American Renal Holdings Inc., a Delaware corporation (the “Company”) and Centerbridge Advisors, LLC (the “Advisor”).

BACKGROUND

1. Holdings has entered into that certain Contribution and Merger Agreement, dated as of March 22, 2010, by and among Holdings, Intermediate Holdings, C.P. Atlas Acquisition Corp. (“Merger Sub”), the Company, certain stockholders of the Company parties thereto and Wachovia Capital Partners GP I, LLC, as may be amended, restated, supplemented or otherwise modified from time to time (the “Merger Agreement”).

2. In accordance with the Merger Agreement, Merger Sub is merging with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Holdings.

3. Centerbridge Capital Partners, L.P. (“Centerbridge”) and other funds or entities affiliated with or under common management with it are making an investment in Holdings (the “Equity Financing”) in connection with the Merger.

4. The cash payments arising in connection with the Merger will be financed in part by the Equity Financing, in part by certain Rollover Shares (as defined in the Merger Agreement) held by stockholders of the Company immediately prior to the Merger, and in part by debt financing arranged by the Advisor through Merger Sub and/or the Company (such financings, together with the Merger, the Equity Financing and related transactions are collectively referred to as the “Transactions”).

5. The Advisor has used its expertise to provide substantial financial and structural analysis, due diligence investigations, corporate strategy, and other advice and assistance in connection with the Transactions, from which the Company is expected to benefit and is the basis upon which the Advisor will be paid a fee in consideration thereof.

6. The Advisor has expertise in the areas of finance, strategy, investment, acquisitions and other matters relevant to the Company and its business.

7. The Company desires to avail itself and its subsidiaries of the Advisor’s expertise in providing financial and structural analysis, due diligence investigations, corporate strategy, and other advice and assistance, which the Company believes will be beneficial to it and its subsidiaries, and the Advisor wishes to provide the services to the Company as set forth in this Agreement in consideration of the payment of the fees described below.

8. Therefore, in consideration of the premises and agreements contained herein and of other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties agree as follows (capitalized terms used and not defined herein shall have the meanings given such terms in the Stockholders Agreement dated the date hereof (the “Stockholders Agreement”) among Holdings, Centerbridge, Centerbridge Capital Partners SBS, L.P. and Centerbridge Capital Partners Strategic, L.P. and the other holders of Common Stock (as defined below) party thereto):

AGREEMENT

SECTION 1. Transaction Fee. In consideration of the financial and structural analysis, due diligence investigations, corporate strategy, and other advice and assistance in connection with the Transactions provided by the Advisor and its Advisor Designees (as defined below), on the Closing Date (as defined in the Merger Agreement), the Company will pay the Advisor an aggregate transaction fee in the amount of $4,000,000 (the “Transaction Fee”), together with all Out-of-Pocket Expenses of the Advisor, its affiliates and its Advisor Designees as contemplated by Section 5 incurred by the Advisor, its affiliates and its Advisor Designees prior to the Closing Date for services rendered by the Advisor and its Advisor Designees in connection with the consummation of the Transactions.

SECTION 2. Appointment. The Company hereby engages the Advisor to provide the services described in Section 3 (the “Services”) on the terms and subject to the conditions of this Agreement.

SECTION 3. Services.

(a) The Advisor agrees that, until the earlier of the Termination Date (as defined below) or the date upon which the Lump Sum Payment (as defined below) is payable, it will provide to the Company, by and through itself, its affiliates and/or such respective officers, employees, representatives and third parties (collectively hereinafter referred to as the “Advisor Designees”) as the Advisor in its sole discretion may designate from time to time, advisory and consulting services in relation to the affairs of the Company and its subsidiaries, including, without limitation:

•

advice regarding the structure, terms, conditions and other provisions, distribution and timing of debt and equity offerings and advice regarding relationships with the Company and its subsidiaries’ lenders and bankers,

•	advice regarding the strategy of the Company,

•	advice regarding dispositions and/or acquisitions, and

•	such other advice directly related or ancillary to the above advisory services as may be reasonably requested by the Company;

(b) It is expressly agreed that the services to be performed under this Agreement will not include any investment banking or other financial advisory services which may be provided by the Advisor or any of its affiliates or Advisor Designees in connection with any actual or potential acquisition, divestiture, financing, refinancing, recapitalization or other transaction involving Holdings or any of its subsidiaries. The Advisor or its Advisor Designees may be entitled to receive compensation, in addition to any fees paid under this Agreement, for providing services of the type specified in the preceding sentence by mutual agreement of Holdings or such subsidiary, on the one hand, and the Advisor or its affiliates or Advisor Designees, on the other hand; provided, that (i) the Advisor or any Advisor Designee shall only be entitled to receive such compensation that is reasonable and customary and (ii) all such compensation shall be deemed included as part of any Contingent Fees that are payable pursuant to Section 4(h).

SECTION 4. Fees.

(a) Advisory Services Fee. In consideration of the services contemplated by Section 3, the Company hereby agrees to pay to the Advisor, commencing on the Closing Date, an aggregate per annum advisory services fee in respect of each fiscal year from and including fiscal year 2010 (for which a pro-rated amount shall be assessed as described below) (the “Advisory Services Fee”) equal to:

(I) the greater of:

(i)	an amount equal to the greater of (x) $550,000 and (y) the most current prior year’s Advisory Services Fee (as finally determined pursuant to this Section 4) (if available); and

(ii)	an amount per annum equal to 1.25% of that fiscal year’s EBITDA (as set forth on Annex A), minus

(II) the Personnel Expense Deduction (as defined below), if any.

The Advisory Services Fee shall be payable on the Closing Date in accordance with paragraph (d) below, and thereafter quarterly, beginning on January 1 of each year. Each date on which the Advisory Services Fee is payable (including the Closing Date and the date upon which a Lump Sum Payment (as defined below) but excluding the date of any EBITDA Adjustment Payment (as defined below)) is referred to as a “Payment Date”. The amount payable on each Payment Date in each fiscal year shall be calculated at the beginning of such year based on an assumed Advisory Services Fee of an amount equal to the greater of (x) $550,000 and (y) the most current prior year’s Advisory Services Fee (as finally determined pursuant to this Section 4) (if available), and shall be subject to a true-up adjustment as set forth in Section 4(c) below. On any Payment Date, the aggregate amount of the Advisory Services Fee then payable (calculated for this purpose without regard to clause (II) above) shall be reduced by the amount of Personnel Expense Deduction paid by the Company from and including the immediately preceding Payment Date through the day immediately preceding such Payment Date. The Advisory Services Fee payments shall be non-refundable.

(b) The Advisory Services Fee will accrue and be payable (as described in paragraph (a) above) on a quarterly basis through the last day of the quarter in which the Termination Date occurs.

(c) At the end of each fiscal year (including fiscal year 2010), a determination of EBITDA for such ended fiscal year shall be made following the completion of audited financial statements of the Company (but in any event no later than March 31 of the following fiscal year). Promptly following the determination of EBITDA for such ended fiscal year (as described in the preceding sentence) or promptly following termination of this Agreement, the Company shall pay the Advisor a true-up payment so that, after giving effect to such payment, the Advisor is in the same position it would have been in if the payments made by the Company to the Advisor on the Payment Date occurring in the immediately preceding fiscal year was based on the actual EBITDA for such ended fiscal year (any such payment an “EBITDA Adjustment Payment”). Such EBITDA Adjustment Payment will also be made on the Termination Date with respect to the Advisor based on the best information regarding then-current and prior year EBITDA then available.

(d) The Company shall pay to the Advisor on the Closing Date an aggregate amount of $357,500, representing a pro rata portion of $550,000 (in respect of the Advisory Services Fee) for fiscal year 2010 calculated from May 7, 2010 through December 31, 2010. Promptly following the determination of EBITDA for fiscal year 2010, the Company shall pay the Advisor a pro rata portion of any EBITDA Adjustment Payment that may be payable for fiscal year 2010.

(e) “Termination Date” means the earliest of (i) the tenth anniversary of the date hereof, (ii) the first date on which Centerbridge owns less than 20% of the outstanding shares of common stock, par value $0.01 per share, of Holdings (“Common Stock”) and (iii) such date as may be specified in writing by the Advisor.

(f) “Personnel Expense Deduction” means, with respect to a Payment Date, the total amount paid by the Company in respect of the costs of retaining Centerbridge personnel serving in non-director management or similar non-director capacities with respect to the Company as directed by the Advisor. The Company shall pay or cause to be paid any of the foregoing amounts to such personnel and at such times as directed by the Advisor.

(g) Contingent Fees. In further consideration for the Services, in connection with any significant acquisition, divestiture, sale of all or part of the business, business combination, financing, refinancing, recapitalization or similar transaction by Holdings or any of its subsidiaries in which the Advisor plays a significant role, the Advisor or its Advisor Designees shall be entitled to receive upon consummation of (i) any such acquisition, disposition, sale, business combination, a fee equal to (x) 1.0% of the aggregate enterprise value of the consideration or proceeds paid, payable, received or receivable in respect of the acquired, divested, sold, combined, financed, refinanced or recapitalized entity (calculated, on a consolidated basis for such entity, as the sum of (1) the market value of its common equity (or the fair market value thereof if not publicly traded), (2) the value of its preferred stock (at liquidation value), (3) the book value of its minority interests and (4) its aggregate long- and short-term debt, less its unrestricted cash), or (y) if such transaction is structured as an asset purchase or sale, 1.0% of the consideration or proceeds paid, payable, received or receivable in respect of the assets acquired, disposed of or combined with plus liabilities assumed and (ii) any such financing, refinancing or recapitalization, a fee equal to 1.0% of the aggregate value of the securities subject to such financing, refinancing or recapitalization (in each such case as described in (i) and (ii), the “Contingent Fee”). All amounts paid by the Company to the Advisor pursuant to this paragraph shall be made by wire transfer in same-day funds on the date of the consummation of the relevant transaction to the respective bank accounts designated by the Advisor, and shall not be refundable under any circumstances. Notwithstanding anything herein to the contrary, in the event that both a Contingent Fee and a Lump Sum Payment are payable hereunder, the Company shall pay the Advisor, without duplication, the greater of (x) the Contingent Fee then payable and (y) the Lump Sum Payment (as defined below) then payable and in no event shall both the Contingent Fee and the Lump Sum Payment be payable in connection with the same transaction or related transaction.

(h) Early Termination. Notwithstanding anything to the contrary contained in this Agreement, Centerbridge may elect (i) at any time in connection with a Change of Control or an Initial Public Offering or sale of all or substantially all of the shares of Common Stock of Holdings, or of Holdings’ businesses and assets (or at any time thereafter) (by the delivery of written notice to the Company (such notice, the “Notice” and the date on which such Notice is delivered to the Company, the “Notice Date”)) or (ii) such earlier time as the Company and Centerbridge may mutually agree to cause the Advisor to receive, in lieu of any remaining Advisory Services Fees and Contingent Fees payable by the Company under this Agreement, the Lump Sum Payment (as defined below), such amount to be paid on the date on which the Change of Control or an Initial Public Offering or sale of shares, businesses or assets is consummated, or, if the Notice occurs subsequent to such date, as soon as practicable, but in no event later than 30 days subsequent to the Notice Date, or upon such other date as mutually agreed. The “Lump Sum Payment” shall be a single lump sum cash payment equal to the sum of (A) the then present value of all then current and future Advisory Services Fees payable under this Agreement, assuming the Termination Date to be the tenth anniversary hereof (using a discount rate equal to the yield to maturity on the Notice Date of the class of outstanding U.S. government bonds having a final maturity closest to the tenth anniversary of the date hereof (the “Discount Rate”)) and Contingent Fees then payable (if any), and assuming further that each future annual Advisory Services Fee would equal the Advisory Services Fee paid (or payable) in respect of the then current fiscal year. The payments due to the Advisor in respect of the Lump Sum Payment shall be calculated in accordance with Section 4(c) will be payable to the Advisor by wire transfer in same-day funds to the bank account designated by the Advisor, and shall not be refundable under any circumstances. Following the payment of the Lump Sum Payment, the obligation of the Advisor to provide the Services hereunder, and the corresponding obligations of the Company to pay Advisory Services Fees, shall be terminated, but all other provisions of this Agreement shall continue unaffected. For purposes of this Agreement, (1) “Change of Control” shall have the meaning as defined in the Credit Agreement entered into by Intermediate Holdings on the Closing Date, and (2) an “Initial Public Offering” shall have the meaning set forth in the Stockholders Agreement.

(i) Future Services. In consideration for any Services provided to the Company from and after a Lump Sum Payment has been made, the Company shall pay to the Advisor reasonable compensation for such Services as agreed upon by the parties hereto.

(j) Non-Payment. Other than following or in connection with a Change of Control, prior to the date upon which the Lump Sum Payment is payable, with the prior written approval of Centerbridge, the Company may defer the payment of any portion of the Advisory Services Fee, the Contingent Fee or the Lump Sum Payment to the extent necessary in order for the Company to remain in compliance with the terms and conditions of the Credit Agreement. To the extent the Company does not pay any portion of the Advisory Services Fee, the Contingent Fee or the Lump Sum Payment for any reason, including in reliance on the preceding sentence, or by reason of any prohibition on such payment pursuant to the terms of any agreement or indenture governing indebtedness of the Company or its subsidiaries, (x) any accrued but unpaid portion of the Advisory Services Fee, the Contingent Fee or the Lump Sum Payment shall be paid to the Advisor in accordance with Section 4 on the earlier of (i) the first date on which the payment of such unpaid amount is permitted under such requirements or covenants, agreement or indenture, to the extent permitted by such requirements or covenants, agreement or indenture, and (ii) total or partial liquidation, dissolution or winding up of the Company. Any portion of the Advisory Services Fee, the Contingent Fee or the Lump Sum Payment not paid on the scheduled due date will bear interest, payable in cash on each scheduled due date, at an annual rate of interest equal to the Non-Payment Rate (as defined below), from the date due until paid. As used in this Agreement, the term “Non-Payment Rate” means a rate per annum equal to the highest interest rate incurred or accrued by the Company and its subsidiaries in respect of any financial indebtedness determined at the date payment was first due and not paid (the “First Date”), subject to adjustment on each one year anniversary of such First Date, any such adjustment to be retroactive to the First Date. The Non-Payment Rate will be calculated on the basis of a 360-day year.

(k) Other than as provided herein, it is hereby understood and agreed that the Company shall not be required to pay any other equity holders of the Company any fees substantially similar to the Advisory Services Fee.

SECTION 5. Reimbursements. In addition to the fees payable pursuant to this Agreement, on the date this Agreement first takes effect or on the date on which the closing of the Merger occurs, and thereafter as proper invoices with reasonable detail of services provided are presented, the Company will pay directly or reimburse the Advisor and each of its Advisor Designees for their respective Out-of-Pocket Expenses (as defined below). For the purposes of this Agreement, the term “Out-of-Pocket Expenses” means the reasonable out-of-pocket costs and expenses incurred by the Advisor and its respective Advisor Designees solely in connection with the Services provided under this Agreement (including, prior to the Closing Date), including, without limitation and without duplication, (a) reasonable fees and disbursements of any independent professionals and organizations, including independent accountants, financial advisors, outside legal counsel, consultants or other third party advisors, retained by the Advisor or any of its Advisor Designees; (b) costs of any outside services or independent contractors such as couriers, business publications, on-line financial services or similar services, retained or used by the Advisor or any of its respective Advisor Designees, (c) transportation, per diem costs, or any similar expense not associated with the Advisor or its Advisor Designees’ ordinary operations and (d) all reasonable out-of-pocket fees, costs and expenses incurred by the Advisor or its Advisor Designees (including those set forth in clauses (a) through (c) above) in connection with the investigation, consideration, entering into or consummation of the Merger Agreement and the transactions contemplated thereby or incurred by the Advisor or its Advisor Designees for the benefit of Centerbridge in connection with the Merger Agreement and the transactions contemplated thereby. All payments or reimbursements for Out-of-Pocket Expenses will be made by wire transfer in same-day funds to the bank account designated by the Advisor or its relevant Advisor Designee (if such Out-of-Pocket Expenses were incurred by the Advisor or its Advisor Designees) promptly upon or as soon as practicable following request for reimbursement in accordance with this Agreement, or at the Advisor’s election to the account indicated to the Company by the relevant payee.

SECTION 6. Indemnification. The Company will indemnify and hold harmless, to the fullest extent permitted by law, the Advisor, its Advisor Designees and its partners (both general and limited), members (both managing and otherwise), stockholders, officers, directors, advisory directors, managing directors, employees, agents, representatives and affiliates (as the term is defined in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof) (other than Holdings and its subsidiaries) (and partners (both general and limited), members (both managing and otherwise), stockholders, officers, directors, advisory directors, managing directors, employees, agents, representatives and controlling persons thereof) (each such person being an “Indemnified Party”) against any and all losses, claims, damages and liabilities (the “Liabilities”), related to, arising out of or in connection with the Services under this Agreement or the engagement of the Advisor or its Advisor Designees pursuant to, and the performance by the Advisor and its Advisor Designees of the Services under this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by the Company, except for those Liabilities resulting from, relating to or arising out of the gross negligence or willful misconduct by the Advisor or any of the Advisor Designees, but in each case, in connection with the provision of Services pursuant to this Agreement. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including without limitation reasonable attorneys’ fees and any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim, and any and all amounts paid in any settlement of any such claim or litigation) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The attorneys’ fees and other expenses of an Indemnified Party shall be paid by the Company as they are incurred. Notwithstanding the foregoing, any of the foregoing amounts paid to an Indemnified Party shall be repaid to the Company to the extent it is finally determined that such Indemnified Party is not entitled to indemnification. Such indemnification obligation shall be in addition to any liability that the Company may otherwise have to any other such Indemnified Party. The provisions of this Section 6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and its respective successors, heirs and representatives.

SECTION 7. Accuracy of Information. The Company shall furnish or cause to be furnished to the Advisor such information as the Advisor or its Advisor Designees believe reasonably appropriate to their advisory and consulting services hereunder and to comply with Securities and Exchange Commission or other applicable legal requirements relating to the beneficial ownership by the Stockholders of equity securities of the Company (all such information so furnished, the “Information”). The Company recognizes and confirms that the Advisor (a) has and will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) is entitled to rely upon the Information without independent verification.

SECTION 8. Effective Date. This Agreement will become effective as of the date hereof (the “Effective Date”).

SECTION 9. Term. The obligation to provide Services shall continue through and until the earlier of (i) the Termination Date, or (ii) the date upon which the Lump Sum Payment is payable; provided, however, that the Company’s obligations pursuant to Sections 4, 5, and 6 shall survive any such termination, and its obligation to pay any unpaid amounts that have otherwise become due and payable hereunder shall survive until such payments are made.

SECTION 10. Permissible Activities. Nothing herein will in any way preclude the Advisor or its Advisor Designees (other than the Company or its subsidiaries and their respective employees) or its partners (both general and limited), members (both managing and otherwise), officers, directors, employees, affiliates, agents or representatives from engaging in or investing in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be or are in competition with the (or any) business conducted by the Company.

SECTION 11. Miscellaneous.

(a) This may be amended, modified or supplemented only in writing signed by the parties hereto. Any party hereto may on behalf of itself only, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto and/or (ii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or future failure. Any amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given.

(b) Any notices, demands, requests, waivers, or other communications required or permitted hereunder under this Agreement shall be in writing, and shall be addressed as follows:

To the Company:	American Renal Holdings Inc. 66 Cherry Hill Drive Beverly, MA 01915
	Facsimile: Attention:	(978) 232-4015 Chief Executive Officer

With a copy to:	Centerbridge Capital Partners, L.P. 375 Park Avenue, 12th Floor New York, NY 10152
	Facsimile: Attention:	(212) 672-5001 Steven M. Silver Jared S. Hendricks

To the Advisor:	Centerbridge Advisors, L.L.C. 375 Park Avenue, 12th Floor New York, NY 10152
	Facsimile: Attention:	(212) 672-5001 Steven M. Silver

With a copy to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10019
	Facsimile: Attention:	(212) 455-2000 Caroline B. Gottschalk

Unless otherwise specified herein, such notices or other communications shall be deemed to have been duly given: (a) when delivered by hand (with written confirmation of receipt), (b) when transmitted via telecopy (or facsimile device) to the number set out above if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by registered or certified mail (postage prepaid, return receipt requested), in each case to the appropriate addresses set forth above (or to such other addresses as a party may designate by notice to the other parties).

(c) This Agreement and the Stockholder Agreement (solely for purposes of paragraph 8 of the “Background” herein) sets forth the entire understanding and agreement of the parties hereto with respect to the subject matter hereof, and will supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

(d) This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

(e) Each of the parties hereto (i) consents itself to the personal jurisdiction of the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, in the Borough of Manhattan in the City of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, in the Borough of Manhattan in the City of New York. By executing and delivering this Agreement, the parties irrevocably: (a) accept generally and unconditionally the exclusive jurisdiction and venue of the aforementioned courts; (b) waive any objections which such party may now or hereafter have to the laying of venue of any of the aforesaid actions arising out of or in connection with this Agreement brought in the courts referred to in clause (a) above and hereby further irrevocably waive and agree not to plead or claim in any such court that such action brought in any such court has been brought in an inconvenient forum; (c) agree that service of all process in any such action in any such court may be made by registered or certified mail, return receipt requested, to such party at its address provided in accordance with Section 11(b); and (d) agree that service as provided in clause (c) above is sufficient to confer personal jurisdiction over such party in any such action in any such court, and otherwise constitutes effective and binding service in every respect.

(f) The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors. Subject to the next sentence, no Person other than the parties hereto and their respective successors is intended to be a beneficiary of this Agreement. The parties acknowledge and agree that the Advisor Designees and the respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives of the Advisor are third-party beneficiaries under Section 6 of this Agreement. The Advisor shall have the absolute right to assign this Agreement to its affiliate or affiliates.

(g) This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together will be deemed to constitute one and the same instrument.

(h) Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

C.P. ATLAS HOLDINGS, INC.

By:	/s/ Jared S. Hendricks
	Name:	Jared S. Hendricks
	Title:	Co-President

AMERICAN RENAL HOLDINGS, INC.

By:	/s/ Joseph A. Carlucci
	Name:	Joseph A. Carlucci
	Title:	Chief Executive Officer

CENTERBRIDGE ADVISORS, LLC

By:	Centerbridge Partners, L.P., its sole member

By:	Centerbridge Partners Holdings, LLC, its general partner

By:	/s/ Steven M. Silver
	Name:	Steven M. Silver
	Title:	Authorized Person

[Transaction Fee and Advisory Services Agreement Signature Page]

Annex A

Consolidated EBITDA

Capitalized terms used in this Annex A and not defined herein or elsewhere in this Agreement shall have the meanings given such terms in the Indenture dated May 7, 2010, governing the Company’s 8.375% Senior Secured Notes due 2016 (the “Indenture”).

“Consolidated EBITDA” means, with respect to any specified Person for any period, Consolidated Net Income for such Person for such period plus

(a) without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of:

(i) consolidated interest expense (and solely for purposes of calculating the Fixed Charge Coverage Ratio, other Fixed Charges) of the Company and its Restricted Subsidiaries for such period and, to the extent not reflected in such total interest expense, increased by payments made in respect of Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, minus any payments received in respect of such Hedging Obligations or other derivative instruments,

(ii) consolidated tax expense of the Company and its Restricted Subsidiaries based on income, profits or capital, including state, franchise, capital and similar taxes and withholding taxes paid or accrued during such period,

(iii) all amounts attributable to depreciation and amortization expense of the Company and its Restricted Subsidiaries for such period,

(iv) any Non-Cash Charges for such period,

(v) costs associated with the Transactions made or incurred by the Company and its Restricted Subsidiaries in connection with the Transactions for such period that are paid, accrued or reserved for within 365 days of the consummation of the Transactions,

(vi) any restructuring charges (including restructuring costs related to acquisitions after the Issue Date and to closure or consolidation of facilities) for such period and any “Specified Payments” as defined in Schedule 11.2(a)(vi) to the Merger Agreement made during such period,

(vii) any unusual or nonrecurring fees, cash charges and other cash expenses for such period (A) made or incurred by the Company and its Restricted Subsidiaries in connection with any acquisition or investment not prohibited by the Indenture, including severance, relocation and facilities closing costs, including any earnout payments, whether or not accounted for as such, that are paid, accrued or reserved for within 365 days of such transaction, or (B) incurred in connection with the issuance of Equity Interests or Indebtedness,

(viii) cash expenses incurred during such period in connection with an acquisition not prohibited by the Indenture to the extent that such expenses are reimbursed in cash during such period pursuant to indemnification provisions of any agreement relating to such transaction,

(ix) periodic management fees that are permitted by Section 3.8(b)(xiii)(ii) of the Indenture,

(x) cash expenses incurred during such period in connection with extraordinary casualty events to the extent such expenses are reimbursed in cash by insurance during such period, and

(xi) the amount of any minority interest expense consisting of Restricted Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary to the extent the Indebtedness owed by such Restricted Subsidiary is included in the Indebtedness of the Company; minus

(b) without duplication and, in the case of clause (ii) below, to the extent included in determining such Consolidated Net Income,

(i) any cash payments made during such period in respect of Non-Cash Charges described in clause (a)(iv) taken in a prior period or taken in such period,

(ii) any non-cash items of income for such period (other than the accrual of revenue or recording of receivables in the ordinary course of business);

provided that (I) in no event shall any charge, expense or loss relating to write-downs, write-offs or reserves with respect to current assets be added back and (II) the aggregate amount added back pursuant to clauses (vi) and (vii) shall not exceed 10% of Consolidated EBITDA (calculated before giving effect to such clauses) for any period.

A-2